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                                     FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                       17(a) of the Public Utility Holding
                     Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

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           OMB Approval
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OMB Number:          3235-0104
Expires:    September 30, 1998
Estimated average burden
hours per response.........0.5
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(Print or Type Responses)
1. Name and Address of Reporting Person*

     Mark L. Filanowski
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     (Last)          (First)          (Middle)

     c/o Marine Transport Corporation
     1200 Harbor Boulevard
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     (Street)

     Weehawken        NJ               07087
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     (City)          (State)           (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

     6/18/98

3. IRS or Social Security Number of Reporting Person
   (Voluntary)

4. Issuer name and Ticker or Trading Symbol

   Marine Transport Corporation (formerly known as OMI Corp.)
   MTLX

5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

                  X Director
                    10% Owner
                  X Officer (give title below)
                    Other (specify below)

    Senior Vice President and Chief Financial Officer
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6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing
   (Check applicable Line)

          X Form Filed by One Reporting Person
            Form Filed by More than One Reporting Person

              Table I Non-Derivative Securities Beneficially Owned

1. Title of Security   2. Amount of    3. Ownership        4. Nature of Indirect
   (Instr. 4)             Securities      Form: Direct        Beneficial
                          Beneficially    (D) or Indirect     Ownership
                          Owned           (I) (Instr. 5)      (Instr. 5)
                          (Instr. 4)

   Common Stock
   par value $.50 per
   share                  131,696          D
   Common Stock
   par value $.50 per
   share                    6,808          I                By Steamboat
                                                            Road Holdings, Inc.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).


              Table II-- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Date Exer-       3. Title and Amount of     4. Conver-   5. Owner-          6. Nature of
   Derivative       cisable and         Securities Underlying      sion or      ship Form         Indirect
   Security         Expiration          Derivative Security        Exercise     of Deriv-         Beneficial
   (Instr. 4)       Date                (Instr. 4)                 Price of     ative             Ownership
                    (Month/Day/Year)                               Deri-        Security:         (Instr. 5)
                                                                   vative       Direct (D) or
                                                                   Security     Indirect (I)
                                                                                (Instr. 5)

                 Date      Expira-   Title          Amount or
                 Exer-     tion                     Number of
                 cisable   Date                     Shares

Common Stock
Warrants


**Intentional mistatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure


**Signature of Reporting Person


Date